Exhibit 10.14

Limbach Facility Services LLC
175 Titus Avenue, Suite 100
Warrington, Pennsylvania 18976
Main 215-488-9700 / Fax 215-488-9699
www.limbachinc.com

March 18, 2015

Mr. John T. Jordan, Jr.

18313 Kemper Lakes Court

Leesburg, VA 20176

RE:	Limbach Facility Services LLC
Employment Offer

Dear John;

It is with great pleasure that I confirm to you our offer to have you join Limbach Facility Services LLC (the “Company”) as Executive Vice President & Chief Financial Officer, You will report directly to me and will be a member of our Executive Committee, You and I will discuss and mutually agree to your actual start date which will be no later than April 27, 2015. Prior to this start date it is expected that you will travel to Pittsburgh to meet with the finance team for an introduction. We may also request you attend several introductory calls with our Board, our bank account managers and our surety. This offer is contingent upon you successfully passing our standard pre-employment substance abuse test, and reference and background checks.

Monthly Compensation

In consideration for your services, you will receive a monthly base salary of $25,000 ($300,000 annualized), a $1,000 per month automobile allowance, and reimbursement of reasonable out-of-pocket business expenses in accordance with the Company’s written policies with respect to such matters. You will be reimbursed monthly for reasonable gasoline expense related to your travel to and from your home and the Company’s office in Laurel, Maryland, Your compensation will be reviewed annually as part of the Company’s year-end review process and you will be eligible for an increase, subject to the Board’s approval, in January 2016.

Annual Incentive Plan

The Board of Managers of the Company, in its sole discretion, may award you an annual bonus based upon your performance and the Company's operating results during each year, of up to 40% of your then current base salary and based upon your achievement of the objectives identified in a mutually agreed upon annual Performance Agreement (“PA”). The PA will also provide you an opportunity to earn an addition incentive payment equal to 2% of Adjusted EBITDA in excess of a defined target, which target shall reflect substantial growth in Adjusted EBITDA in excess of budgeted EBITDA for any given year. The Adjusted EBITDA target for 2015 is $13.5 million.

Lastly, the Company would like to offer you a one-time signing bonus of $20,000, The $20,000 signing bonus is earned upon your commencement of employment with the Company and shall not be forfeited for any reason whatsoever except in the event that you leave the employment of the Company for any reason prior to the one (1) year anniversary of your start date in which ease you shall return 65% of the signing bonus to the Company within thirty (30) days of your termination.

Eastern PA • Michigan • Mid Atlantic • New England • New Jersey • Ohio • Orlando • Southern CA • Tampa • Western PA

Limbach is an Equal Opportunity Employer

Employee Benefits

As a senior executive of the Company, you will also be eligible to participate in all employment benefit programs available to executives of the Company. You will receive four (4) weeks of vacation annually and sick leave in accordance with standard Company policies.

Long-Term Incentive Plan

In addition to the compensation described above, you will be granted participation in the Company's Management Unit Option Plan, or any new program to be developed, as follows:

-	with an initial award of 50,000 unit options which, subject to the terms and conditions of the Management Unit Option Plan, are convertible into Class C units of Limbach Holdings LLC at an exercise price of 52.00 per unit. Additional options will be granted based on the following schedule:
-	an additional award of 25,000 units at an exercise price of $2.25 per share (to be granted at same time as the initial 50,000 unit options).
-	an additional award of 25,000 units at an exercise price of $2,75 per share (to be granted at same time as the initial 50,000 unit options).

Please see the attached Management Unit Option Plan agreement for further details.

In the event your employment with the Company is terminated by the Board of Managers for reasons other than your Resignation (as defined below), death, disability or Good Cause (as defined below), you will be entitled to receive (i) all previously earned and accrued but unpaid base salary up to the date of termination, (ii) a portion of any annual incentive plan payment (excluding the signing bonus which shall be paid in full) earned per your Performance Agreement during the year of termination pro-rated based upon the number of days you were employed during that year prior to the date of termination (paid only when such payment would otherwise be due), and (iii) base salary and all health benefits through the date that is six (6) months from the date of your termination (“Salary Continuation Period”).

Should a change of control of the Company (as defined in the Management Unit Options Plan) occur prior to your second anniversary of employment with the Company, and you are subsequently terminated by new ownership (other than for Resignation, death, disability or Good Cause as noted above), item (iii) above will change to the date that is twelve (12) months from the date of your termination (“Salary Continuation Period”).

In the event that you accept other employment during the Salary Continuation Period, the Salary Continuation Period will terminate effective the first day of such new employment and the Company will not be responsible for any remaining payments.

In the event your employment with the Company is terminated as a result of your Resignation or for Good Cause, your rights to receive any and all compensation and benefits of any kind will terminate on the date of the termination of your employment.

Resignation means your voluntary termination of employment with the Company other than the following; (i) any diminution, reduction or curtailment of your normal duties, responsibilities and functions as Executive Vice President - Chief Financial Officer as determined by the Chief Executive Officer of the Company; (ii) any required relocating of John Jordan, Jr.'s place of employment more than 30 miles outside of the Laurel, Maryland area or (iii) any reduction to your salary existing immediately prior to the reduction.

Good Cause means (i) the commission of, or being charged with, a felony or other crime involving moral turpitude, which could reasonably be expected to have a material adverse effect on the Company or your ability to perform your duties, as determined in the reasonable discretion of the Board, (ii) the commission of fraud, embezzlement or other deliberate act or omission involving dishonesty, insubordination or exceeding your authority with respect to the Company or any of its subsidiaries, the specific nature of which shall be set forth in a written notice by the Company to you, (iii) your use of alcohol or illegal drugs that may have a material adverse effect on your ability to perform your duties, responsibilities and functions (iv) your failure to perform your duties and responsibilities, which failure is not cured to the Board's reasonable satisfaction within thirty (30) days after written notice thereof to you setting forth in reasonable detail the nature of such failure and the action required to cure such failure, (v) gross negligence or willful misconduct in the management of the Company or any of its subsidiaries, (vi) intentionally causing the Company or any of its Subsidiaries to violate a local, state or federal law in any respect, (vii) misappropriation of one or more of the Company's assets or business opportunities, or (viii) misrepresentation to or concealment of material information from the Board or the Chief Executive Officer which, if capable of being cured, is not cured to the Board's reasonable satisfaction within thirty (30) days after written notice thereof to you.

As a condition of your employment, you will agree that for a period of two (2) years following termination of your employment, you will not directly or indirectly (i) induce or attempt to induce any employee of the Company or its subsidiaries, divisions and affiliates to leave the employ of the Company, subsidiaries, divisions and affiliates, (ii) hire any person who was an employee of the Company or its subsidiaries, divisions and affiliates at the time of your employment or six (6) months prior thereto, or (iii) interfere with the Company’s relationship with any of its current customers, suppliers, subcontractors or vendors, as well as any potential customers with which the Company has initiated negotiations.

You further recognize and acknowledge that the information, observations and data (including trade secrets and information regarding potential acquisitions by the Company), obtained by you while employed by the Company (hereinafter called “Confidential Information”) are the property of the Company. In addition, except as required by law or court order, you will not, during or after your term of employment, disclose to any unauthorized person or use for your own purposes any of the Confidential Information without the prior written, consent of the Board of Managers of the Company, unless and to the extent such Confidential Information becomes generally known to and available for use by the public other than as a result of your acts or omissions.

John, we are very excited to have you join our team and about the prospects for the business as we move the Company forward.

Should you find the above acceptable, please sign where indicated below.

Very truly yours,

LIBACH FACILITY SERVICES LLC

/s/ Chares A. Bacon, III
Chares A. Bacon, III
Chairman and CEO

AGREE AND ACCEPT:

/s/ John T. Jordan, Jr.
John T. Jordan, Jr.
Date: 3/19/15

Cc: S. Mathew Katz